UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2009

XETA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	0-16231	73-1130045
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1814 West Tacoma, Broken Arrow, Oklahoma		74012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:       918-664-8200

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On September 16, 2009 Donald T. Duke notified the Company that he will resign from the role of Chairman of the Board effective November 1, 2009.  Mr. Duke will continue to serve in his role as Chairman of the Compensation Committee, and a member of the Audit and Nominating and Governance Committees.  A news release relating to this event is included as an exhibit to this report and is incorporated herein by this reference. In the news release, the Company also reports that Ronald L. Siegenthaler has been nominated to assume the position of Board Chairman on November 1, 2009, pending approval by the Board at its next regularly scheduled meeting in October, 2009.

Item 8.01  Other Events.

The following description of the Company’s Common Stock is being filed for the purpose of updating the description contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 21, 1987, since due to the passage of time it is no longer deemed possible to incorporate by reference that registration statement into the Company’s filings on Form S-8 and related documents.

Description of Common Stock

The Company’s authorized common stock consists of 50,000,000 shares of common stock, par value $.001 per share (“Common Stock”).  Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors.  The Common Stock does not have cumulative voting rights.  The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for distribution, subject to any preferences that may be applicable to any outstanding shares of preferred stock.  Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences if any of preferred stock outstanding at that time.  The holders of Common Stock have no preemptive rights and no right to convert their stock into any other securities.

Item 9.01  Financial Statements and Exhibits.

(d)      Exhibits

99.1 — Press Release dated September 17 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XETA Technologies, Inc.
(Registrant)

Dated: September 17, 2009	By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer